Exhibit 10.1

SECURITIES TRANSFER AGREEMENT

This Securities Transfer Agreement (the “Agreement”) is dated as of November 30th, 2024 (the “Effective Date”), by and among YCQH Agricultural Technology Co. Ltd, a Nevada corporation incorporated under the laws of the State of Nevada on October 15, 2019 (the “Company”), Ms. Wang Min, President, Secretary, Treasurer, Chief Executive Officer, and Director of the Company, and/or her respective Affiliates, successors and assigns (the “Seller”), and the party listed in Exhibit A and identified on the signature page hereto (the “Buyer”). The Company, the Seller and the Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller wishes to sell to the Buyer shares of common stock, $0.0001 par value, of the Company, whose common stocks are listed on the OTC Pink under the symbol “YCQH,” and the Buyer wishes to purchase and receive such Purchased Stocks (as defined below) from the Seller.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

“Affiliate” means any Person (as defined below) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act (as defined below);

“Business” means the operations conducted by the Company immediately prior to the date hereof;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada are authorized or required by law to be closed for business;

“Closing” means each closing of the purchase and sale of a batch of the Purchased Stocks (as defined below) pursuant to Section 5. There will be three Closings, as set forth in Section 2.1.

“Closing Date” means the date and time at which each respective Closing is held. The First Closing Date is November 30, 2024, the Second Closing Date is December 20, 2024, and the Third Closing Date is January 10, 2025, unless otherwise mutually agreed by the Parties in written.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Laws and Regulations” means federal, state, local and foreign statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, principles of common law, judgments, decrees or other requirements of the United States;

“Material Adverse Change” means any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, employee relations, concessions, rights, liabilities, whether contractual or otherwise, of the Party which is materially adverse to its business or operations;

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount);

“Person” includes any individual, corporation, limited liability company, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

“Purchased Stocks” means 47,000,000 Common Stocks of the Company in total, consisting of 11,340,000 Common Stocks to be sold at the first Closing, 22,680,000 Common Stocks to be sold at the second Closing and 16,580,000 Common Stocks to be sold at the third Closing;

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable; and

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of Stocks:

2.1 Seller hereby agrees to transfer and sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, as of the Effective Date, the Purchased Stocks in accordance with Exhibit A attached hereto at a price per share of US$0.02329. The Purchased Stocks will be sold in three separate batches at its respective Closing, as follows: (a) 11,340,000 Common Stocks to be sold and purchased at the First Closing for a purchase price of US$264,053; (b) 22,680,000 Common Stocks to be sold and purchased at the Second Closing for a purchase price of US$528,107; and (c) 16,580,000 Common Stocks to be sold and purchased at the Third Closing for a purchase price of US$386,067.

2.2 At each Closing and subject to and upon the terms and conditions of this Agreement, in exchange for the delivery of the respective Purchased Stocks to the Buyer, the Buyer shall deliver the respective purchase price to the Seller. The purchase price for each batch of the Purchased Stocks shall be delivered to the following account:

Name of Account: 四川乾城鑫汇农业开发有限公司

Bank: Ping An Bank Co., Ltd.

Account Number: 15000102956657

ABA#: N/A

Bank Swift Code: SZDBCNBS

Attn: WANG MIN

3. Representations and Warranties

3.1 The Seller represents and warrants that:

(i) the Seller has good and valid title to the Purchased Stocks held by the Seller as set forth on Exhibit A attached hereto, free and clear all liens, encumbrances, equities or claims;

(ii) The Seller has all requisite power and authority to enter into, execute and deliver this Agreement and to consummate the stock transfer and the other transactions contemplated hereby;

(iii) This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution, and delivery of this Agreement by each other Party, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general principles of equity. Furthermore, the execution, delivery, and performance of this Agreement, and the transfer of the Purchased Stocks by the Seller, does not and will not (a) violate any agreement to which the Seller is a party, (b) violate any statute, rule, or regulation by which the Seller is bound, or (c) conflict with or result in a breach of any order, writ, judgment, injunction, decree, determination, or award entered against the Seller; and

(iv) there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who would be entitled to any fee or commission from the Seller in connection with the stock transfer contemplated in this Agreement for which the Buyers would be liable following the Closing.

3.2 The Company represents and warrants that:

(i) each of the Company and its subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and respectively, has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted;

(ii) as of the date of this Agreement, the Company has not experienced or suffered any Material Adverse Change; and

(iii) no brokers fees, finders fees or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement.

3.3 The Buyer represents and warrants that:

(i) the Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement, enforceable against the Buyer in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws and Regulations affecting creditors’ rights generally and limitations on the availability of equitable remedies;

(ii) the Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to make an informed and knowledgeable decision to acquire the Purchased Stocks. The Buyer possesses such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and is capable of assessing these risks independently or by consulting financial experts or legal professionals, as it deems necessary;

(iii) the Buyer hereby acknowledges that an investment in the Company’s Common Stocks involves certain risks. The Buyer is making its decision based on its own knowledge of the Company and acknowledges that no representations have been made by the Company. Such Buyer has no need for liquidity in its investment in the Shares for the foreseeable future;

(iv) the Buyer acknowledges that the Purchased Stocks will not be transferable under any circumstances unless registered by the Company in accordance with U.S. federal and state securities laws or sold in compliance with an exemption under such laws; and

(v) to the Buyer’s knowledge, none of the Buyer, its Affiliates, nor any agent or representative of the Buyer, has (a) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; (c) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; or (d) will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

4. Covenants. Unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws and Regulations applicable to the the Company and its subsidiaries, and their respective businesses, assets and employees, (iii) settle any and all pending or threatened actions, lawsuits and/or proceedings involving the Company or its subsidiaries, its current or former directors, officers or equity holders in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing prior to the Closing Date, and (iv) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all top customers and top suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5. Closing.

5.1 Each Closing of the transactions contemplated in this Agreement shall take place in China. The first Closing shall occur on the second (2nd) Business Day after all the closing conditions for the first Closing have been satisfied or waived, at 10:00 a.m. local time, or as soon as practicable thereafter, at such other date, time or place as the Parties may mutually agree. The second Closing shall occur on the second (2nd) Business Day after all closing conditions for the second Closing have been satisfied or waived, or as soon as practicable thereafter, at such other dates, times, or places as the Parties may mutually agree. The third Closing shall occur on the second (2nd) Business Day after all closing conditions for the third Closing have been satisfied or waived, or as soon as practicable thereafter, at such other dates, times, or places as the Parties may mutually agree.

5.2 Closing Conditions.

(i) Conditions to Each Party’s Obligations. The obligations of each Party hereunder are subject to the fulfillment at or prior to the Closing of the following conditions:

(a) no preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated by this Agreement;

(b) no action or proceeding before any court or any governmental or regulatory authority shall have been commenced by any governmental or regulatory body and shall be pending against any of the parties hereto or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by this Agreement; and

(c) the Common Stock of the Company shall continue to be listed on OTC Pink as of the Closing Date.

(ii) Conditions to Obligation of the Buyer. The obligations of the Buyer hereunder are subject to the fulfillment at or prior to each Closing of the following additional conditions:

(a) the representations and warranties of the Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date;

(b) the Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) the Buyer shall have paid the Purchase Price to the Seller.

(iii) Conditions to Obligation of the Seller and the Company. The obligations of the Seller and the Company hereunder are subject to the fulfillment at or prior to each Closing of the following additional conditions:

(a) the representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date;

(b) the Buyers shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) the Company and/or the Seller shall have delivered to the Buyer stock powers or other instruments of transfer, duly conveying the respective Purchased Stocks to the Buyer along with any other documentation that will be required by the Company’s transfer agent including but not limited to any required opinion of counsel.

6. Indemnification. From and after the Effective Date, the Seller shall indemnify the Company and its Affiliates, successors, and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from any and all claims, liabilities, losses, damages, costs, disbursements, and expenses, including reasonable attorney fees and disbursements (collectively, “Losses”), incurred or suffered by any Indemnified Party, arising from or relating to any breach of the Seller’s representations, warranties, covenants, or agreements under this Agreement.

7. No Conflicts. Each Party represents and warrants that neither the execution and delivery of this Agreement by such Party, nor the consummation or performance by such Party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party. This clause applies independently of any overlap in representation between the Company and the Seller.

8. Additional Agreements

8.1 Expenses; fees.

(i) Except as set forth in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transaction contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants; and

(ii) upon the acquisition of all title, right and interest of the respective Purchased Stocks at the first Closing, the Buyer will assume its respective share of responsibility for all fees and expenses associated with the maintenance of the Company’s listing on the relevant stock exchange, including all fees and expenses of agents, legal counsel and accountants, and any other regulatory compliance fees related to maintaining the Company’s listing status (the “Maintenance Fees”). The Buyer shall make payments for the Maintenance Fees in accordance with the payment schedule and methods agreed upon by parties involved.

8.2 Stock Transfer. The Seller shall either (i) deliver to the Buyer the original stock certificate(s), if any, representing the Purchased Stocks for each Closing, duly endorsed by the Seller for transfer to the Buyer, or (ii) initiate an electronic transfer of the respective Purchased Stocks to the Buyer at each Closing. Upon confirmation of the transfer, the Company shall record the transfer in its books and update its records accordingly.

8.3 Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be irreparably harmed if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages alone may be inadequate to compensate for such harm. Accordingly, in the event of any breach or threatened breach of this Agreement, the non-breaching Party shall be entitled to seek specific performance of the terms of this Agreement, including, but not limited to, (i) the Seller’s obligation to transfer all Purchased Stocks to the Buyer, and (ii) the Buyer’s obligation to pay the purchase price in full for each batch of the Purchased Stocks at the respective Closing. In addition to specific performance, each Party shall be entitled to pursue any other remedies available at law or in equity, including injunctive relief, to prevent or remedy any breach or threatened breach of this Agreement. These remedies shall be cumulative and not exclusive of any other remedies available under this Agreement or applicable law.

8.4 Confidentiality. Each Party covenants and agrees that such Party shall, and shall cause its Affiliates, representatives, employees, agents and/or contractors to, keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose to any third-party or use for the benefit of himself, itself, or any third-party, any Confidential Information (as defined herein). As used in this Agreement, “Confidential Information” shall mean any information relating to the Business of such Parties, the contents of this Agreement and/or the transactions contemplated by this Agreement; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of such Party and the Party’s Affiliates. The Parties acknowledge that the Confidential Information is vital, sensitive. confidential, and proprietary to the Parties, as applicable, and the Business of the Parties. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, each Party may provide or disclose confidential information to advisors, legal counsel, investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound by the terms of this section. Upon request, each Party will disclose to the other the names of any advisors and legal counsel to whom this proposal letter is provided, if any. If the confidentiality obligations herein conflict with those of any other agreement between the Buyer and the Seller, the more restrictive provision shall control.

9. Survival. The representations and warranties set forth in Section 3 of this Agreement shall survive indefinitely. The covenants and agreements set forth in this Agreement to be performed on or after the Effective Date shall survive and continue until all obligations with respect thereto have been performed or satisfied or shall have been terminated in accordance with their terms.

10. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all Parties hereto. Except as otherwise provided herein, no Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

THE COMPANY

YCQH Agricultural Technology Co. Ltd

By:	/s/ Wang Min
Name:	WANG, Min
Title:	President, Secretary, Treasurer, Chief Executive Officer, and Director

SELLER

/s/ Wang Min
Name: WANG, Min

BUYER

/s/ Yin Yixuan
Name: YIN, Yixuan

[Signature Page to Securities Transfer Agreement]

Exhibit A

Name of Buyer	Number of Common Stocks transferred from the Seller		Purchase Price to the Seller
Yixuan Yin		47,000,000		$1,094,400
	$	Total: 47,000,000	$	Total: 1,094,400

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